Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President,	Westlake, OH, 44145, USA
Corporate Communications & Investor Relations
440.204.9985
Lara.Mahoney@nordson.com

Nordson Corporation Completes Acquisition of Atrion Corporation

Westlake, Ohio, USA – August 21, 2024 – Nordson Corporation (Nasdaq: NDSN) (the “Company” or “Nordson”) has completed the acquisition of Atrion Corporation, a leader in proprietary medical infusion fluid delivery and niche cardiovascular solutions. The completion of the transaction follows the Company’s May 28, 2024 announcement that it had entered into an agreement to acquire the business. This acquisition will expand Nordson’s medical portfolio into new markets and therapies, supported by long-term secular growth trends.

The Company will provide comments about the acquisition in its previously announced third quarter fiscal year 2024 webcast, which is scheduled for:

Date: Thursday, August 22, 2024

Time: 8:30 AM ET

Link to listen: https://events.q4inc.com/attendee/410848164

Investors who are interested in listening to the webcast, but are not able to participate during the scheduled time, can access the replay by visiting Nordson’s investor website.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

###

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of these terms or comparable terminology. These statements reflect management’s current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, U.S. and international economic conditions; financial and market conditions; currency exchange rates and devaluations; possible acquisitions, including the Company’s ability to successfully integrate acquisitions; the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan; the effects of changes in U.S. trade policy and trade agreements; the effects of changes in tax law; and the possible effects of events beyond our control, such as political unrest, including the conflict between Russia and Ukraine, acts of terror, natural disasters and pandemics, including the recent coronavirus (COVID-19) pandemic and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recently filed Annual Report on Form 10-K and in its Forms 10-Q filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement in this press release.